Exhibit 99.1

Investor Relations: Porter, LeVay & Rose, Inc. (212) 564-4700 Mike Porter mike@plrinvest.com Cheryl Schneider cheryl@plrinvest.com	Company: Javo Beverage Company, Inc. William Marshall (760) 560 - 5286 ext. 503 investing@javobeverage.com

JAVO BEVERAGE ANNOUNCES RECORD REVENUE FOR SECOND QUARTER 2009

Reaches 11,605 Total Beverage Dispenser Locations, a 32% Year-over-Year Increase

Gross Profit Increases 16% Above Year Ago to $3.8 Million for the Second Quarter of 2009

Net loss for the Second Quarter was $4.7 million and Included One-Time Charges for Retirement of Convertible Debt

Company Achieves Positive EBITDA in the Second Quarter and Expects to Achieve Accelerated Revenue and EBITDA Growth during the Second Half of 2009

SAN DIEGO, CA – August 10, 2009 -- Javo® Beverage Company, Inc. (OTC BB: JAVO), a leading provider of premium dispensable coffee and tea-based beverages to the food service industry, announced today its unaudited financial results for the second quarter and first half of 2009.

Financial Highlights for the First Half of 2009
•	Revenues for the first half increased 11% to $11.7 million from $10.6 million in the first half of 2008.
•	Dispensed products revenue for the first half was $10.7 million, up 26% over the same period in 2008.
•	Gross profit margin for the first half expanded to 52%, an increase of 720 basis points from the year ago period.
•
Selling and marketing expenses were $4.2 million compared to $3.3 million in the first half of 2008.  Excluding variable marketing allowances related to national account sales, selling and marketing expenses were equal to the same period a year ago.

•
Net loss was $7.9 million, compared to $4.1 million in the first half of 2008.  Net loss for the first half of 2009 included one-time non-cash charges associated with debt retirement.  Excluding non-cash items, the Company had a net loss of $300 thousand in the first half of 2009.

Javo Beverage Company – page 2

Financial Highlights for the Second Quarter
•	Revenues increased 5% to $7.0 million from $6.7 million in the second quarter 2008.
•	Dispensed products revenue was $6.5 million, up 9% over second quarter 2008.
•	The Company’s total base of beverage dispensers at the end of the quarter was 11,605, an increase of 2,779 from the same period in 2008.
•	Gross profit margin for the quarter grew to 53%, an increase of 470 basis points from the year ago period.
•	Excluding variable costs, selling and marketing expenses were flat year-over-year.
•
Net loss was $4.7 million for the quarter, $2.5 million greater than the second quarter of 2008.  Excluding non-cash items related to the retirement of debt, the Company had a net income of $1.0 million in the second quarter of 2009.

•	EBITDA (earnings before interest, taxes, depreciation and amortization) was positive for the second quarter of 2009.
•
Company completed a private offering of common stock and promissory notes of $23 million which improved the financial and capital structure and redeemed previously issued Senior Convertible Debt and related Warrants.

Quarter Review
For the second quarter of 2009, total revenue increased to $7.0 million, up 5% from revenue of $6.7 million in the same quarter in 2008.    Revenue from dispensed products, the Company’s primary source of revenue, grew to $6.5 million, a 9.0% increase compared to the prior year quarter.  This improvement was due to an increase in beverage dispensing locations serving Javo’s coffee and tea products to a quarter-ending total of 11,605, a 32% year-over-year increase.  The year ago period included approximately $800 thousand of one-time distribution pipeline revenue associated with the roll-out of two large national account customers. Excluding these sales, total revenue increased by 26% and iced coffee sales grew by 42% versus a year ago.

For the second quarter of 2009, gross profit increased 16% to $3.8 million from $3.3 million in the same period of 2008.  Gross profit margin for the quarter expanded by 470 basis points to 53% as the Company leveraged its operations through the integration of several manufacturing and distribution processes.  In addition, the Company’s higher sales level allowed it to realize cost savings in unit production and packaging costs and to reduce its overall freight charges.  The Company expects continued improvement in its gross margin during the second half of 2009.

Javo Beverage Company – page 3

Second quarter 2009 sales and marketing expenses were $2.3 million compared to $1.9 million in the second quarter of 2008.  The increase was primarily due to variable marketing allowances related to the Company’s growing national account business.  Excluding these national account pricing related allowances, selling and marketing expenses remained flat versus a year ago.  The Company anticipates that sales and marketing expenses will decline as a percentage of revenue during the second half of 2009.

General and administrative expenses for the second quarter of 2009 were $2.3 million compared to $2.0 million for the same period last year. The year-over-year change was due, primarily, to a $397 thousand increase in non-cash depreciation and amortization expense.  Excluding these non-cash expenses, general and administrative expenses declined compared to the same period last year.  The Company expects that general and administrative expenses will decrease as a percent of revenue during the remainder of 2009.

For the second quarter of 2009, other income/expense items totaled $3.8 million compared to $1.6 million in the same quarter of 2008.  The increase of $2.2 million was primarily due to a one-time non-cash write off associated with the redemption of the Company’s senior convertible debt.

The Company’s net loss for the quarter was $4.7 million, or $0.02 per share, compared with $2.2 million, or $0.01 per share, in the same quarter of the previous year.  The increase of $2.5 million is primarily due to a $4.2 million write-off of the debt discount related to discounted redemption of its Senior Convertible Debt partially offset by $1.4 million of other income from the debt redemption.  Excluding non-cash expenses, the Company had net income of $991 thousand, an improvement of $1.8 million over last year’s same quarter loss of $799 thousand.

Liquidity and Capital Resources
Overall, the Company improved its cash position to $4.3 million as of June 30, 2009 compared to $0.9 million as of December 31, 2008.  During the first and second quarters, the Company successfully closed a private placement of common stock and promissory notes, raising a total of $23.0 million in gross proceeds.  The Company used net proceeds of the private offering to redeem its Senior Convertible Debt and related Warrants and intends to use the remaining proceeds for general corporate uses.

Javo Beverage Company – page 4

The Company views the benefits of the private placement and capital restructuring to be:

•	Elimination of future warrants related to the retirement of Senior Convertible Debt.
•	Elimination of future principal and interest payments related to previous Senior Convertible Debt that was payable in cash and/or common stock.
•	Reduction of the Company’s mandatory debt service for the third and fourth quarters of 2009 by over $778 thousand per quarter, or approximately 60%.
•	Alleviation of overhang due to the potential sale of shares associated with the prior debt instrument and related warrants.

Management Comment

Cody C. Ashwell, chairman and CEO of Javo Beverage Company, said, “During the second quarter we increased our installed dispenser base by 32 percent year-over-year, achieved both revenue and gross margin growth in the quarter and generated positive EBITDA.  We view these results as noteworthy given the shipments to fill distribution pipeline in the second quarter of 2008, as well as the unseasonably cold weather in May and June that delayed consumption of iced coffee into the third quarter.  As weather conditions have improved in July and August, revenue generated from iced coffee sales has accelerated.”

Gary Lillian, president of Javo Beverage Company, added, “While we did have disappointments in our quarter’s revenue due mainly to very poor weather for our dispensed iced coffees, fundamentally, the industry and consumer conditions for our products are more favorable than ever.  As the industry reacts to the success of McCafe®  premium hot and iced coffee at McDonald’s®, Javo is positioned as one of a few suppliers having the infrastructure, service, and distribution capabilities to supply national foodservice operators with specialty coffee and tea in a platform that makes operational sense.  We expect to continue to build on these positive industry trends with revenue and EBITDA growth during the second half of 2009 and beyond.”

Ashwell concluded, “Looking forward, having completed our infrastructure investments and considering our current installed dispensers and opportunity to grow within that customer base, we are positioned to move toward the achievement of profitability on a GAAP basis.”

Javo Beverage Company – page 5
Outlook

The outlook for Javo’s specialty coffee and tea beverages, which are, to date, primarily sold in the health care and convenience sectors of the foodservice market, continues to be positive for the remainder of 2009 and into 2010.  Importantly, these two sectors of the market have been among the least impacted by the weak economy.

Boosted by media exposure and consumer trial activity by industry heavy-weight McDonald’s, iced coffee demand remains strong and growing, especially from other chain restaurant operators looking to compete in specialty coffee and tea beverages.

Management expects that several factors will contribute to the Company’s growing iced coffee revenue in the second half of 2009 compared to the same period a year ago:
•
Approximately 500 new iced coffee dispensers were installed at the end of the second quarter and in the beginning of the third quarter and the full revenue impact of these new placements will be felt in the third quarter of 2009.

•	Seasonal demand for cold beverages, and iced coffee specifically, peaks in the third quarter and, historically, is approximately 20-30% higher than the second quarter.

Driven by the Starbuck’s-led boom in specialty coffee shops in the US, there has been a renaissance in the quality of coffee being served across the 2.5 million away-from-home coffee service locations, especially in convenience stores, offices and factories, health care facilities and other “institutional” locations. Javo’s value proposition of consistently high-quality and the elimination of waste is most compelling when foodservice operators seeking better quality are experiencing increasing costs for coffee and equipment.

Factors expected to contribute to growth in the Company’s hot on-demand coffee business in the second half are:
•	The Company currently has 1,078 more hot on-demand coffee dispensers installed and producing revenue than at the mid-point of 2008.
•	The seasonal peak for hot coffee sales are in the fourth quarter and are approximately 25-30% higher than in the spring/summer.

Due to the continued improvements in the operating platform and leverage opportunity in the business, the Company believes that an installed base of approximately 14,000 dispensers, equating to an annual run rate of $43 million, would generate positive Earnings Before Interest and Taxes (“EBIT”), which is net income excluding non-cash items.  Additionally, the Company expects to achieve positive net income on a GAAP basis at a level of approximately 17,000 installed dispensers, which would put the Company on a $53 million annual revenue run rate.  The Company anticipates stability in their selling, general, and administrative costs in the second half of 2009 and into 2010.

Javo Beverage Company – page 6
Conference Call
Management of Javo Beverage will host a conference call today at 4:30 pm EDT to discuss the Company's financial results and achievements. Those who wish to participate in the conference call may telephone (866) 682-6100 from the U.S. or (201) 499-0416 for international callers. A digital replay of today’s conference call will be available by telephone approximately 1 hour after the completion of the call. It will be available for 90 days and may be accessed by dialing (888) 632-8973 from the U.S. or (201) 499-0429 for international callers.  At the prompt, dial replay code “70204750#''.

About Javo® Beverage Company, Inc.
Based in Vista, California, Javo® Beverage Company (OTC Bulletin Board: JAVO) is an innovator and leader in the manufacture of coffee and tea-based dispensed beverages, drink mixes and flavor systems. The company has successfully commercialized a proprietary brewing technology that yields fresh brewed coffees and teas that are flavorful, concentrated and stable, with broad applications in the food service, food manufacturing and beverage industries. For food service operators, Javo makes it possible to serve great tasting hot coffees and cold specialty coffee beverages from convenient dispenser-based systems. Javo also assists food and beverage processors seeking authentic and robust coffee and tea flavors through its development and supply of customized ingredients for packaged foods and ready-to-drink beverages. The company supplies a growing list of national and international food service operations, specialty coffee retailers, restaurant chains and food manufacturers. For information about Javo Beverage Company, please visit www.javobeverage.com.

Forward-looking statements

This release contains forward-looking statements made by or on behalf of Javo® Beverage Company, Inc. All statements that address operating performance that the Company expects will occur in the future, including statements relating to operating results for fiscal 2009 and beyond (including EBIDTA, EBIT, and GAAP earnings), revenue growth, dispenser location growth, annual revenue per dispenser, volume growth, share of sales, future profitability or statements expressing general optimism about future operating results, are forward-looking statements. These forward-looking statements are based on management’s current views and we cannot assure that anticipated results will be achieved.  These statements are subject to numerous risks and uncertainties, including those set forth in the Company’s risk factors contained in the Company’s most recent annual report on Form 10-K and in subsequent quarterly reports on Form 10-Q, copies of which are available from the Company without charge and from the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements and are encouraged to review the risk factors that could affect actual results.  The Company disclaims any intent to update forward-looking statements.

Javo Beverage Company – page 7

JAVO BEVERAGE COMPANY, INC.
CONDENSED BALANCE SHEETS
As of
JAVO BEVERAGE COMPANY, INC.
CONDENSED BALANCE SHEETS
As of
	(Unaudited)
	June 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$4,286,432	$905,344
Restricted cash	140,000	4,777,000
Total cash, restricted cash and cash equivalents	4,426,432	5,682,344
Accounts receivable, less allowances	3,718,190	1,526,120
Inventory, net of reserve for obsolescence	1,220,944	785,713
Prepaid expenses	237,257	103,607
Total current assets	9,602,823	8,097,784
Property and equipment, net	11,952,639	11,365,253
Intangibles, net	2,117,351	761,979
Deposits	23,858	23,858
Total assets	$23,696,671	20,248,874
LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIT) Current liabilities:
Accounts payable and accrued expenses	4,130,707	6,3 86,952
Accrued payroll and related benefits	263,800	250,369
Accrued short-term interest payable	663,996	259,629
Lines of credit	1,884,173	5,816,230
Warrants payable	31,254	56,771
Current portion of long-term debt and capital leases	2,502,369	5,128,747
Total current liabilities	9,476,299	17,898,698
Long-term debt, net of current portion	22,824,823	10,577,674
Unamortized discount on long-term debt	(8,105,994)	(6,197,748)
Accrued long-term interest payable	8,748	15,504
Total liabilities	24,203,876	22,294,128
Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 2,147,952 shares issued and outstanding as of June 30, 2009 and December 31, 2008. 150,000 shares have been reserved for the Junior A Participating Preferred Stock.	2,148	2,148
Common stock, $0.001 par value, 300,000,000 shares authorized, 283,803,342 shares issued and outstanding as of June 30, 2009, 186,403,648 shares issued and outstanding as of December 31, 2008.	283,803	186,404
Additional paid in capital	70,670,695	62,595,575
Deferred compensation	(1,328,250)	(2,577,133)
Accumulated deficit	(70,135,601)	(62,252,248)
Total stockholders' equity/(deficit)	(507,205)	(2,045,254)
Total liabilities and stockholders' equity/(deficit)	23,696,671	20,248,874

Javo Beverage Company – page 8

JAVO BEVERAGE COMPANY, INC.
CONDENSED STATEMENT OF OPERATIONS
UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net sales	$7,046,213	$6,684,043	$11,693,484	$10,571,351
Cost of sales	(3,285,179)	(3,428,378)	(5,614,834)	(5,836,752)
Gross profit	3,761,034	3,255,665	6,078,650	4,734,599
Operating expenses:
Selling and marketing	(2,335,638)	(1,850,336)	(4,184,195)	(3,269,628)
General and administrative	(2,329,310)	(1,981,421)	(4,612,618)	(3,716,040)
Total operating expenses	(4,664,948)	(3,831,757)	(8,796,813)	(6,985,668)
Loss from operations	(903,914)	(576,092)	(2,718,163)	(2,251,069)
Other income (expenses):
Interest income	4,297	35,227	16,726	102,604
Interest expense	(5,250,503)	(1,356,554)	(6,490,643)	(2,777,843)
Income (expense) from derivatives	88,390	(350,207)	25,517	841,475
Other income	1,433,862	40,670	1,350,132	40,670
Gain/(loss) on disposal of assets	(66,014)	(13,084)	(66,922)	(13,441)
Total other expense	(3,789,968)	(1,643,948)	(5,165,190)	(1,806,535)
Net loss	$(4,693,882)	$(2,220,040)	$(7,883,353)	$(4,057,604)
Basic profit (loss) per share	$(0.02)	$(0.01)	$(0.03)	$(0.03)
Weighted average number of shares outstanding, basic	276,074,977	157,833,290	237,415,728	156,817,910

Javo Beverage Company – page 9

Calculation of Net Loss before non-cash expenses for Three Months & Six Months Ending June 30, 2009 and 2008	2009		2008
	Three Months	Six Months	Three Months	Six Months
Net Loss	$(4,693,882)	$(7,883,353)	$(2,220,040)	$(4,057,604)
Add Back Non-Cash Expenses
Operating Expenses
Depreciation & Amortization *	812,162	1,600,640	415,505	688,167
Deferred Compensation	262,837	624,467	361,630	723,560
Subtotal Operating Expense	1,074,999	2,225,107	777,135	1,411,727
Other Expense
Debt Discount in Interest Expense
Senior Convertible Debt	4,151,743	4,887,392	993,892	2,036,517
8 Year Notes	369,634	445,539	-	-
Derivative (Income)/Expense	88,390	25,517	(350,207)	40,670
Subtotal Other Expense	4,609,767	5,358,448	643,685	2,077,187
Net Income (Loss) before Non-Cash Expenses	$990,884	$(299,798)	$(799,220)	$(568,690)